EXHIBIT 99.1

Great Lakes Reports First Quarter Results

First quarter net income of $11.1 million

First quarter adjusted EBITDA of $29.7 million

Backlog of $473.5 million at March 31, 2022

HOUSTON, May 03, 2022 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended March 31, 2022.

First Quarter 2022 Highlights

  Revenue was $194.3 million in the first quarter
  Total operating income was $18.8 million in the first quarter
  Net income was $11.1 million in the first quarter
  Adjusted EBITDA was $29.7 million in the first quarter

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “Although we reported solid results in the first quarter of 2022, we did not fully meet our expectations as we experienced delays from abnormal weather events, production impacts, and some lingering costs from the COVID-19 pandemic that diminished as the quarter progressed.

As previously discussed on our last earnings call, two bomb cyclones brought heavy snow and coastal flooding to the Northeastern United States in January and strong sustained winds impacted several projects in the Southeastern United States pushing production into later quarters. Climate change continues to impact our nation, and our coasts continue to see damage that is a result of severe storms and rising waters. Although these weather events have short term impacts to our operations, we expect the resulting damage to add to the recurring nature and increased long term demand for dredging related projects.

In addition to the unusual weather impacts, the Liberty Island was in scheduled dry dock the entire first quarter and two of our cutter dredges were partially idle during the quarter due to project start delays.

In April, after the quarter close, Empire Offshore Wind, a joint venture between Equinor and BP p.l.c., awarded to Great Lakes, in consortium with Van Oord, a contract to perform the offshore subsea rock installation work for the Empire Wind I and II wind farms off the east coast of the United States. This project is estimated to provide over 2 gigawatts (“GW”) of renewable energy for the State of New York. The renewable power generated by the two wind farms is expected to power more than one million households in New York. This project is considered a flagship offshore wind development, shaping the future of this industry in the United States.

This award is significant for our entry into this new market. The offshore subsea rock installation will start in 2025 and this award will provide a solid foundation as we build the backlog for our new subsea rock installation vessel from 2025 and onwards. Great Lakes will be generating local content, employment, and economic activity in the State of New York by purchasing rock from domestic New York quarries, and using its marine logistics base in Staten Island for its site operations.”

Quarterly Results

  Revenue was $194.3 million, an increase of $16.7 million from the first quarter of 2021. The higher revenue in the first quarter of 2022 was due to higher domestic capital and coastal protection revenue, offset partially by a decrease in revenue from maintenance dredging, rivers and lakes and foreign projects.
  Gross margin percentage declined to 17.0% in the first quarter of 2022 from 18.6% in the first quarter of 2021. The Dredge 54 completed her drydock at the end of the first quarter and has returned to work in the second quarter. The Liberty Island remained in drydock throughout the first quarter and is expected to return to work in the middle of the second quarter. The cutter dredge Carolina went into the shipyard for emission upgrades and is expected to return to work in June. As noted above, we have experienced weather delays and several production issues that have impacted several projects.
  Operating income was $18.8 million, which is a $2.2 million increase from the prior year quarter. The increase is a result of $1.7 million lower general and administrative expenses than the prior year quarter. The decrease in general and administrative expenses for the quarter was due to lower share-based compensation and Houston relocation expenses.
  Net income for the quarter was $11.1 million compared to $8.8 million in the prior year quarter. The increase is driven by higher operating income and lower interest expense, offset partially by higher income tax expense.
  At March 31, 2022, the Company had $142.6 million in cash and total long-term debt of $321.1 million.
  At March 31, 2022, the Company had $473.5 million in backlog, a decrease of $78.1 million from December 31, 2021. This decrease was expected as bidding activity is historically low in the first quarter of the year.
  Capital expenditures for the first quarter of 2022 were $25.6 million, which includes $8.7 million for our new hopper dredge, $3.9 million for our new scows and multicats, and $0.2 million for our rock installation vessel.

Market Update

At the end of 2021 the domestic dredging bid market reached $1.8 billion in projects bid. We expect the 2022 bid market to be as strong as 2021 as the market continues to be driven by the large-scale port deepening projects along the east and gulf coasts. We ended the quarter with a 50% bid market share, consisting of several coastal protection projects that will added to our total backlog. In 2022, we expect to see the continuation of port deepening bids in the ports of Norfolk, Freeport, Mobile, Sabine and additional phases in the Houston Ship Channel. In addition, our nation’s coasts are subject to climate change, increasing severe weather events like Hurricane Ida, and sea level rise, which can cause an increase in beach erosion and other damage that adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects.

We continue to see strong support from the Biden Administration for the dredging industry. On March 15, 2022, the Omnibus Appropriations Bill for fiscal year 2022 was signed into law, which included funding for the U.S. Army Corps of Engineers totaling $8.3 billion for fiscal year 2022. This is an increase of $548 million above the fiscal year 2021 level and an increase of $1.6 billion above the President’s original budget request. Appropriations included $4.57 billion for Operation & Maintenance, $2.49 billion for the Harbor Maintenance Trust Fund in accordance with the Coronavirus Aid, Relief and Economic Security Act and the Water Resource Development Act, and $35 million for the Flood Control and Coastal Emergencies account including $19.8 million for the construction of shore protection projects.

This past year we have seen strong support for offshore wind from the Biden Administration to confront climate change. We believe the Biden Administration’s commitment to offshore wind will create thousands of jobs, and help our country transition to a cleaner, more diverse energy future. In March 2021, the White House announced new initiatives that will advance the Administration’s goals to expand the nation’s offshore wind energy capacity in the coming decade by opening new areas of development, improving environmental permitting, and increasing public financing for projects. As part of that initiative the Departments of the Interior, Energy and Commerce committed to a shared goal of installing 30 GW of offshore wind power generation capacity in United States waters by 2030. In addition, in January 2022 the Biden Administration announced plans to auction more than 480,000 acres in the New York Bight for six new offshore wind energy leases, the Biden Administration’s first wind sale and the largest lease area ever offered, with potential build-out capacity up to 7 GW.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, May 3, 2022 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call-in number is (877) 377-7553 and Conference ID is 1383479. The conference call will be available by replay until Thursday, May 5, 2022 by calling (855) 859-2056 and providing Conference ID 1383479. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 132-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” “are optimistic,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: the impact of the COVID-19 pandemic and related responsive measures, including productivity impacts and increased expenditures; our ability to obtain and retain federal government dredging and other contracts, which is impacted by the amount of government funding for dredging and other projects and the degree to which government funding is directed to the Corps and certain other customers, which in turn could be impacted by extended federal government shutdowns or declarations of additional national emergencies; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders in order to obtain government dredging and other contracts; cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts and new contracts being awarded to us; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; increasing costs to operate and maintain aging vessels and comply with applicable regulations or standards; increasing costs of fleet improvements to remain competitive; equipment or mechanical failures; impacts to our facilities and suppliers from pandemics, epidemics or outbreaks of infectious disease affecting our markets; market or supply chain disruptions as a result of war or insurrection; impacts to our supply chain for procurement of new vessel build materials: our international dredging operations; instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; capital and operational costs due to environmental regulations or extreme weather events; market and regulatory responses to climate change; contract penalties for any projects that are completed late; force majeure events, including natural disasters, pandemics and terrorists’ actions; changes in the amount of our estimated backlog; significant negative changes to large, single customer contracts; our ability to obtain potential financing for the construction of new vessels, including our new offshore wind vessel; potential inability to secure contracts to utilize new offshore wind vessel; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues and unforeseen changes in environmental regulations; any failure to comply with Section 27 of the Jones Act provisions on coastwise trade, or if those provisions were modified or repealed; fluctuations in fuel prices, particularly given our dependence on petroleum-based products; impacts of nationwide inflation on procurement of new build materials; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; acquisition integration and consolidation, including transaction expenses, unexpected liabilities and operational challenges and risks; divestitures and discontinued operations, including retained liabilities from businesses that we sell or discontinue; potential penalties and reputational damage as a result of legal and regulatory proceedings, including a pending criminal proceeding in Louisiana; any liabilities imposed on us for the obligations of joint ventures, partners and subcontractors; increased costs of certain material used in our operations due to newly imposed tariffs; unionized labor force work stoppages; any liabilities for job-related claims under federal law, which does not provide for the liability limitations typically present under state law; operational hazards, including any liabilities or losses relating to personal or property damage resulting from our operations; our ability to identify and contract with qualified MBE or DBE contractors to perform as subcontractors; our substantial amount of indebtedness, which makes us more vulnerable to adverse economic and competitive conditions; restrictions on the operation of our business imposed by financing covenants; impacts of adverse capital and credit market conditions on our ability to meet liquidity needs and access capital; our ability to maintain or expand our credit capacity; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks, in particular, as it relates to the new offshore wind vessel build; losses attributable to our investments in privately financed projects; restrictions on foreign ownership of our common stock; restrictions imposed by Delaware law and our charter on takeover transactions that stockholders may consider to be favorable; restrictions on our ability to declare dividends imposed by our financing agreements and Delaware law; significant fluctuations in the market price of our common stock, which may make it difficult for holders to resell our common stock when they want or at prices that they find attractive; changes in previous recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognized revenue; maintaining an adequate level of insurance coverage; our ability to find, attract and retain key personnel and skilled labor; disruptions, failures, data corruptions, cyber-based attacks or security breaches of the information technology systems on which we rely to conduct our business; and impairments of our goodwill or other intangible assets. For additional information on these and other risks and uncertainties, please see Item 1A. “Risk Factors” of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2021.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Contract revenues	$194,349	$177,633
Gross profit	33,055	33,076
General and administrative expenses	14,604	16,322
(Gain) loss on sale of assets—net	(321)	106
Operating income	18,772	16,648
Interest expense—net	(4,025)	(6,586)
Other income (expense)	(405)	141
Income before income taxes	14,342	10,203
Income tax provision	(3,285)	(1,389)
Net income	$11,057	$8,814

Basic earnings per share	$0.17	$0.14
Basic weighted average shares	65,847	65,269

Diluted earnings per share	$0.17	$0.13
Diluted weighted average shares	66,436	66,159

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2022	2021
Income	$11,057	$8,814
Adjusted for:
Interest expense—net	4,025	6,586
Income tax provision	3,285	1,389
Depreciation and amortization	11,316	10,053
Adjusted EBITDA	$29,683	$26,842

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2022	2021

Cash and cash equivalents	$142,583	$145,459
Total current assets	328,042	327,432
Total assets	1,018,839	997,670
Total current liabilities	151,854	154,735
Long-term debt	321,108	320,971
Total equity	415,404	398,997

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended
	March 31,
Revenues	2022	2021
Dredging:
Capital - U.S.	$101,010	$77,606
Capital - foreign	-	4,709
Coastal protection	71,917	46,631
Maintenance	19,812	45,301
Rivers & lakes	1,610	3,386
Total revenues	$194,349	$177,633

	As of
	March 31,	December 31,	March 31,
Backlog	2022	2021	2021
Dredging:
Capital - U.S.	$320,352	$398,748	$310,163
Capital - foreign	-	-	$2,077
Coastal protection	120,457	99,048	$82,589
Maintenance	31,451	50,966	$84,820
Rivers & lakes	1,211	2,826	$6,334
Total backlog	$473,471	$551,588	$485,983

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024